Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-49371, 333-80967, 333-119472, 333-137483, 333-144957, 333-153801, 333-160247, 333-175609, 333-185587, 333-192412, 333-196841 and 333-218875 on Form S-8 and Registration Statement Nos. 333-172662 and 333-227404 on Form S-3 of our reports dated March 23, 2020, relating to the consolidated financial statements of Best Buy Co., Inc., and subsidiaries (“the Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Best Buy Co., Inc. for the year ended February 1, 2020.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota

March 23, 2020